Exhibit 4.2

SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of April 4, 2019 (this “Supplemental Indenture”), is by and among CommScope, Inc., a corporation incorporated under the laws of the State of Delaware (as successor by merger to CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware) (the “Issuer”), each of the parties identified as a Guarantor on the signature pages hereto (each, a “Guarantor” and collectively, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, CommScope Finance LLC and the Trustee are parties to an indenture dated as of February 19, 2019 (the “Indenture”), providing for the issuance of the Issuer’s 8.25% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Issuer and each Guarantor that is a signatory hereto is executing this Supplemental Indenture pursuant to which (i) the Issuer shall become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Indenture and (ii) each such Guarantor shall become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture;

WHEREAS, Section 3.11—Future Guarantors of the Indenture provides that under certain circumstances the Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1—Amendments Without Consent of Holders of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to be Bound. Without limiting the assumption by operation of law upon the Escrow Merger, the Issuer hereby becomes party to the Indenture as the “Issuer” for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Indenture.

3. Agreements to Become Guarantors. Each of the Guarantors hereby unconditionally guarantees the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, on the terms and subject to the conditions set forth in Article X—Guarantees of the Indenture, and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

5. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

6. Notices. For purposes of Section 12.1—Notices of the Indenture, the address for notices to each of the Issuer and the Guarantors shall be:

CommScope, Inc.

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

7. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Issuer and the Guarantors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COMMSCOPE, INC., as Issuer

By:	/s/Alexander W. Pease
Name:	Alexander W. Pease
Title:	Executive Vice President and
Chief Financial Officer

ARRIS ENTERPRISES LLC
ARRIS GLOBAL SERVICES, INC.
ARRIS SOLUTIONS, INC.
ARRIS TECHNOLOGY, INC.
ARRIS US HOLDINGS, INC.
CABLE DEVICES INCORPORATED
COMMSCOPE CONNECTIVITY LLC
COMMSCOPE CONNECTIVITY SOLUTIONS LLC
COMMSCOPE, INC. OF NORTH CAROLINA
COMMSCOPE TECHNOLOGIES LLC
RUCKUS WIRELESS, INC., as New Guarantors

By:	/s/ Alexander W. Pease
Name:	Alexander W. Pease
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Unsecured Notes First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

[Signature Page to Unsecured Notes First Supplemental Indenture]